Exhibit 23.4

Wing Lui	T +052 2827 8833
Senior Consultant	D +852 2820 8281
F +852 2827 8899

36th Floor, Sun Hung Kai Centre	wing.lui@towerswatson.com
30 Harbour Road	towerswatson.com
Wanchai
Hong Kong

16 July 2014

The Board of Directors

HSBC Holdings plc

Dear Sirs,

I, Wing Lui, hereby consent to be named as valuation actuary of the HSBC Group Hong Kong Local Staff Retirement Benefit Scheme in the Annual Report on Form 20-F for the year ended December 31, 2013 of HSBC Holdings plc (the “Company”) and incorporated by reference in the Post-effective Amendment No. 2 to the Company’s Registration Statement on Form F-3 (File No. 333-180288) to be filed on or about August 1, 2014.

Sincerely,

/s/ Wing Lui
Wing Lui, F.S.A.
Senior Consultant

Towers Watson Hong Kong Limited

Towers Watson Hong Kong Limited